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                                                        EXHIBIT 24.1



                               POWER OF ATTORNEY

        The undersigned hereby appoints ROBERT B. LAMM as his true and lawful attorney-in-fact for the purpose of signing a registration statement under the Securities Act of 1933, and all amendments thereto, to be filed with the Securities and Exchange Commission with respect to the issuance of common stock of GRACE HOLDING, INC., a Delaware corporation, as a result of the distribution of such stock by W. R. Grace & Co., a New York corporation.






Dated: July 26, 1996                 /s/ Robert H. Beber

Dated: July 26, 1996                 /s/ Kathleen A. Browne

Dated: July 26, 1996                 /s/ Albert J. Costello

Dated: July 26, 1996                 /s/ Peter D. Houchin